Exhibit 4.8
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also contains summaries of relevant portions of the Code of Maryland, including Title 8 of the Corporations and Associations Article, or Maryland REIT Law, our declaration of trust, our bylaws and the articles supplementary with respect to our Series C preferred shares (as defined below). The following summary of the material terms, rights and preferences of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, bylaws and the articles supplementary establishing the Series C preferred shares, copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as the laws of the State of Maryland, including the Maryland REIT law. We encourage you to read the laws of the State of Maryland, including Maryland REIT law, our declaration of trust, bylaws and the articles supplementary establishing the Series C preferred shares for additional information.
In this exhibit, references to “we,” “us,” “our” or “ours” refer to Federal Realty Investment Trust.
General
Our declaration of trust allows us to issue up to 100,000,000 common shares of beneficial interest, par value $0.01 per share, and 15,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of February 5, 2020, we had issued and outstanding 75,651,842 common shares, 399,896 preferred shares, which are designated as 5.417% Series 1 Cumulative Convertible Preferred Shares, which we refer to as the Series 1 preferred shares, and 6,000 preferred shares, which are designated as 5.000% Series C Cumulative Redeemable Preferred Shares, which we refer to as the Series C preferred shares.
Common Shares
Holders of our common shares are entitled to receive distributions, or dividends, on our common shares if the Board of Trustees authorizes a dividend to the holders of our common shares out of our legally available assets. The right of holders of common shares to receive those dividends may be affected, however, by the preferential rights of the Series 1 preferred shares and Series C preferred shares or any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. For example, holders of our common shares may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share pro rata in all of our assets remaining after payment or provision for all of our debts and other liabilities and preferential amounts owing in respect of our Series 1 preferred shares, Series C preferred shares and any other shares of beneficial interest having a priority over our common shares in the event of our liquidation, dissolution or winding up.
Ranking. Our outstanding Series 1 preferred shares and Series C preferred shares rank senior to our common shares with respect to the payment of dividends and as to the distribution of assets in the event of our liquidation, dissolution or winding up. All outstanding common shares are fully paid and non-assessable.
Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of common shareholders, including the election of trustees. The right to vote is subject to the provisions of our declaration of trust regarding the restriction of the transfer of shares of beneficial interest, which we describe under “- Restrictions on Ownership and Transfer,” below. There is no cumulative voting in the election of trustees, which means that, under Maryland law and our bylaws, the holders of a plurality of all of the votes cast at a meeting of shareholders duly called and at which a quorum is present can elect a trustee. The holders of the remaining shares will not be able to elect any trustees.
Holders of common shares do not have any right to:

•	convert their common shares into any other security;

•	have any funds set aside for future payments;

•	require us to repurchase their common shares; or

•	purchase any of our securities, if other securities are offered for sale, other than as a member of the general public.
Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.

According to the terms of our declaration of trust and bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

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the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present), provided, however, that if any trustee does not receive a majority of all the votes cast where the number of nominees is the same as the number of trustees to be elected, such trustee shall tender his or her resignation within five business days after certification of the vote and such resignation shall be acted upon by our Board of Trustees within sixty days of such certification;

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the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of shares outstanding and entitled to vote on such a matter if the removal is approved or recommended by a vote of at least two-thirds of the Board of Trustees or the affirmative vote of the holders of not less than 80% of the number of shares then outstanding and entitled to vote on such matter if the removal is not approved or recommended by a vote of at least two-thirds of the Board of Trustees);

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the amendment of our declaration of trust by shareholders (which requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter only if the amendment was not approved by a unanimous vote of the Board of Trustees, but requires the affirmative vote of only a majority of votes entitled to be cast on the matter if the amendment was approved by a unanimous vote of the Board of Trustees);

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our termination, winding up of affairs and liquidation (which requires, after approval by a majority of the entire Board of Trustees, the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and

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our merger or consolidation with another entity or sale of all or substantially all of our property (which requires the approval of the Board of Trustees and an affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

Our declaration of trust permits the Board of Trustees to revoke our election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, or to determine that compliance with any restriction or limitations on ownership and transfers of shares set forth in the declaration of trust is no longer required in order for us to qualify as a REIT. Our declaration of trust also permits the Board of Trustees to amend the declaration of trust from time to time, without approval by our shareholders, to:

•	qualify as a real estate investment trust under Maryland REIT law or the Code; or

•	to increase or decrease the authorized aggregate number of shares and number of authorized shares of any class or series.
In addition, any provision of our bylaws may be adopted, altered or repealed either by our Board of Trustees, subject to certain limitations contained in our bylaws, without any action by the shareholders or by the shareholders at any meeting of shareholders called for that purpose, by the affirmative vote of holders of not less than a majority of the shares then outstanding and entitled to vote.
No Preemptive, Conversion or Subscription Rights; No Redemption or Sinking Fund Provisions. Holders of our common shares have no preemptive or conversion rights, and there are no sinking fund or redemption provisions relating to our common shares. In addition, under our declaration of trust, no holder of shares of beneficial interest has any preemptive rights to subscribe to any issuance of additional shares. The Board of Trustees, in classifying or reclassifying any unissued shares of beneficial interest, however, has the right to grant holders of shares preemptive rights to purchase or subscribe for additional shares of beneficial interest or other securities.
Stock Exchange Listing. The common shares are traded on the New York Stock Exchange under the trading symbol “FRT.”
Transfer Agent and Registrar. The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company, LLC, New York, New York.

Depositary Shares each Representing a 1/1000 Fractional Interest in a 5.000% Series C Preferred Share
General
Our Board of Trustees, has adopted articles supplementary to our declaration of trust establishing the terms of the Series C preferred shares consisting of 6,400 shares, designated 5.000% Series C Cumulative Redeemable Preferred Shares, $0.01 par value per share. Unless redeemed or otherwise repurchased by us, the Series C preferred shares have a perpetual term with no stated maturity date. The following summary of the terms and provisions of the Series C preferred shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our declaration of trust, which includes the articles supplementary establishing the Series C preferred shares.
Each depositary share represents a 1/1000 fractional interest in a Series C preferred share. The Series C preferred shares are deposited with American Stock Transfer & Trust Company, LLC, as depositary (referred to herein as the preferred share depositary), under a deposit agreement between us, the preferred share depositary and the holders from time to time of the depositary receipts issued by the preferred share depositary thereunder. The depositary receipts evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary receipt representing a depositary share is entitled to all the rights and preferences of a fractional interest in a Series C preferred share (including dividends, voting, redemption and liquidation rights and preferences). Holders of depositary shares representing Series C preferred shares may surrender their depositary receipts and the depositary will be required to deliver certificates to the holder of the depositary shares representing Series C preferred shares evidencing the number of preferred shares represented by those receipts (but only in whole shares). If a holder delivers depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to the holder, at the same time, a new depositary receipt evidencing the fractional shares.
Ranking. With respect to the payment of dividends and distribution of our assets and rights upon liquidation, dissolution or winding up, the Series C preferred shares rank (i) senior to our common shares and to all other equity securities that, by their terms, rank junior to the Series C preferred shares, (ii) on a parity with all equity securities issued by us other than those referred to in clause (i) or clause (iii), including our outstanding Series 1 preferred shares, and (iii) junior to all equity securities issued by us whose senior ranking is consented to by holders of at least two-thirds of the shares of the Series C preferred shares outstanding at the time. For these purposes, the term “equity securities” does not include convertible debt securities. We currently have no equity securities outstanding senior to the Series C preferred shares.
Dividends
Holders of the Series C preferred shares shall be entitled to receive, when, as and if authorized by our Board of Trustees and declared by us, out of assets legally available for payment, cumulative cash dividends at the rate of 5.000% of the $25,000.00 liquidation preference per year (equal to $1.250 per depositary share per year). Dividends on the Series C preferred shares shall accrue and be cumulative from, and including, the date of original issue and shall be payable, subject to authorization by our Board of Trustees and declaration by us, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018, or, if any such date is not a business day, the next succeeding business day. Dividends payable on the Series C preferred shares are computed on the basis of a 360-day year consisting of twelve 30-day months. The preferred share depositary distributes cash dividends received in respect of the Series C preferred shares to the record holders of the depositary receipts as of the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable dividend payment date falls or such other date designated by our Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the dividend payment date.
No full dividends shall be declared or paid or set apart for payment on any class or series of equity securities ranking, as to dividends or payment upon liquidation, dissolution or winding up, on a parity with or junior to our Series C preferred shares unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for that payment on the Series C preferred shares for all past dividend periods.
When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) on the Series C preferred shares and any other class or series of equity securities ranking on a parity as to dividends or payment upon liquidation, dissolution or winding up with the Series C preferred shares, all dividends declared upon the Series C preferred shares and any other such equity securities shall be declared pro rata so that the amount of dividends declared per share on the Series C preferred shares and all other such parity securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series C preferred shares and all other such parity securities bear to each other.
Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, then no dividends (other than in the form of our common shares or any of our other equity securities ranking junior to the Series C preferred shares as to dividends and upon our liquidation, dissolution or winding up) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon our common shares or any of our other equity securities ranking junior to or on a parity with the Series C preferred shares as to dividends or upon liquidation, dissolution or winding up, nor shall any common shares or any of our other equity securities ranking junior to or on a parity with the Series C preferred shares as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such equity securities) by us (except by conversion into or exchange for other of our equity securities ranking junior to the Series C preferred shares as to dividends and upon our liquidation, dissolution or winding up).
No dividends on the Series C preferred shares shall be authorized by our Board of Trustees or declared by us or be paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, declaration, payment or setting apart for payment or provides that the authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if the declaration or payment shall be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series C preferred shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of the dividends and whether or not the dividends are authorized or declared. Accrued but unpaid dividends on the Series C preferred shares do not bear interest and holders of the Series C preferred shares are not entitled to any dividends in excess of full cumulative dividends as described above.
Any dividend payment made on the Series C preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares which remains payable.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series C preferred shares are entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at its fair market value as determined by our Board of Trustees in the amount of a liquidation preference of $25,000.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to all accrued and unpaid dividends to, but excluding, the date of the liquidation, dissolution or winding up, before any distribution or payment shall be made to the holders of any common shares or any other class or series of equity securities issued by us ranking junior to our Series C preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C preferred shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business, individually or as part of a series of transactions, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C preferred shares and the corresponding amounts payable on all other classes or series of equity securities issued by us ranking on a parity with the Series C preferred shares as to liquidation rights, then the holders of the depositary shares representing the Series C preferred shares and all other classes or series of equity securities issued by us ranking on a parity with the Series C preferred shares as to liquidation rights, including all other preferred shares, shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Optional Redemption
Series C preferred shares are not redeemable prior to September 29, 2022. On or after September 29, 2022, we may redeem, at our option upon not less than 30 nor more than 60 days’ written notice, the Series C preferred shares (and the preferred share depositary will redeem the number of depositary shares representing the Series C preferred shares so redeemed), in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends thereon, if any, to, but excluding, the date fixed for redemption. If fewer than all of the outstanding Series C preferred shares and depositary shares are to be redeemed, the Series C preferred shares and depositary shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. In addition, we may redeem Series C preferred shares at any time in certain circumstances relating to the maintenance of our ability to qualify as a REIT for federal income tax purposes.
We will give the preferred share depositary prior written notice of redemption of the deposited Series C preferred shares. A similar notice will be mailed by the preferred share depositary, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series C preferred shares and the depositary shares, addressed to the respective holders of depositary shares to be redeemed at their respective addresses shown on the records of the preferred share depositary. The notice of redemption may be contingent on the occurrence of a future event. No failure to give notice or any defect of the notice or in the mailing of the notice shall affect the validity of the proceedings for the redemption of any Series C preferred shares except as to the holder to whom notice was defective or not given. Each notice shall state:

•	the date fixed for redemption of the Series C preferred shares and the depositary shares;

•	the redemption price;

•	the number of Series C preferred shares and the number of depositary shares to be redeemed;

•	the place or places where certificates representing the Series C preferred shares and the depositary receipts are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
The notice mailed to each holder shall also specify the number of Series C preferred shares and depositary shares to be redeemed from such holder.
On or after the redemption date, each holder of Series C preferred shares to be redeemed must present and surrender the certificates representing the Series C preferred shares at the place designated in the redemption notice and then the redemption price of such Series C preferred shares and any accrued and unpaid dividends payable upon such redemption will be paid to the person who presented and surrendered such certificates and each surrendered certificate will be canceled. Similarly, on or after the redemption date, each holder of depositary receipts representing depositary shares to be redeemed must present and surrender the depositary receipts representing depositary shares at the place designated in the redemption notice and then the redemption price of such depositary shares and any accrued and unpaid dividends payable upon such redemption will be paid to the person who presented and surrendered such depositary receipts and each surrendered depositary receipt will be canceled. In the event that fewer than all the Series C preferred shares or depositary shares represented by any certificate or depositary receipt are to be redeemed, a new certificate or depositary receipt will be issued representing the unredeemed preferred shares or depositary shares, as the case may be.
At our election, we may, prior to the redemption date, irrevocably deposit cash in an amount equal to the redemption price (including accrued and unpaid dividends) of the Series C preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C preferred shares and depositary shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

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call upon such holders to surrender the certificates or depositary receipts, as the case may be, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends up to, but excluding, the redemption date). Subject to applicable law, any moneys deposited which remain unclaimed at the end of two years after the redemption date will be returned to us by such bank or trust company.

 The holders of depositary shares at the close of business on a record date of any dividend will be entitled to receive the dividend payable with respect to the Series C preferred shares represented thereby on the corresponding payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C preferred shares to be redeemed.
If notice of redemption of any Series C preferred shares has been given, if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any Series C preferred shares so called for redemption, and unless we default in providing funds for the payment of the redemption price, then from and after the redemption date dividends will cease to accrue on those Series C preferred shares, those Series C preferred shares will no longer be deemed outstanding and such shares will not thereafter be transferred (except with our consent) on our books and all rights of the holders of those shares will terminate, except the right to receive the redemption price (including all accrued and unpaid dividends up to, but excluding, the redemption date).
Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series C preferred shares have been or contemporaneously are paid or declared and a sum sufficient for the payment set apart for payment for all past dividend periods, no Series C preferred shares or depositary shares representing Series C preferred shares will be redeemed unless all outstanding Series C preferred shares and depositary shares representing Series C preferred shares are simultaneously redeemed. Unless full cumulative dividends on all outstanding Series C preferred shares and depositary shares representing Series C preferred shares have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire, directly or indirectly, any Series C preferred shares or depositary shares representing Series C preferred shares (except by conversion into or exchange for equity securities ranking junior to the Series C preferred shares as to dividend and liquidation rights). However, the foregoing will not prevent the purchase or acquisition of Series C preferred shares or depositary shares representing Series C preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C preferred shares and depositary shares representing Series C preferred shares.
The Series C preferred shares and the depositary shares have no stated maturity date and are not be subject to any sinking fund or mandatory redemption provisions (except in connection with the preservation of our REIT status).
Voting Rights
Except as indicated below, the holders of the depositary shares representing the Series C preferred shares have no voting rights. On any matter on which the Series C preferred shares are entitled to vote, each Series C preferred share shall be entitled to one thousand votes. As a result, each depositary share is entitled to one vote on each matter for which the holders of Series C preferred shares are entitled to vote.
If and whenever dividends payable on the Series C preferred shares are in arrears for six or more dividend periods, whether or not consecutive, holders of the depositary shares representing the Series C preferred shares (voting together as a class with holders of any other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees to serve on our Board of Trustees until we pay all accrued and unpaid dividends on the Series C preferred shares to which the holders of such Series C preferred shares are entitled.
So long as any depositary shares representing Series C preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the holders of the depositary shares representing the Series C preferred shares voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities issued by us that rank senior to Series C preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up, or reclassify any of our authorized shares into such equity securities or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the declaration of trust or bylaws, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the holders of the depositary shares representing Series C preferred shares; except that (1) with respect to the occurrence of any of the events described in (ii) above, so long as the Series C preferred shares remain outstanding with the terms of the Series C preferred shares materially unchanged or are converted into a security in another entity with the terms materially unchanged, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the depositary shares representing Series C preferred shares and (2) (A) any increase in the amount of the authorized Series C preferred shares or the authorization or issuance of any other class or series of equity securities or (B) any increase in the number of authorized Series C preferred shares or any other class or series of equity securities, in each case ranking on a parity with or junior to the Series C preferred shares with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series C preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.
No Preemptive, Conversion or Subscription Rights. Holders of our Series C preferred shares and the depositary shares have no preemptive or conversion rights. In addition, under our declaration of trust, no holder of shares of beneficial interest has any preemptive rights to subscribe to any issuance of additional shares. The Board of Trustees, in classifying or reclassifying any unissued shares of beneficial interest, however, has the right to grant holders of shares preemptive rights to purchase or subscribe for additional shares of beneficial interest or other securities.
Stock Exchange Listing. The depositary shares representing Series C preferred shares are traded on the New York Stock Exchange under the trading symbol “FRTPRC.”
Restrictions on Ownership and Transfer
Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

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No more than 50% in value of a REIT’s shares may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year, which we refer to as the 5/50 Rule. Under the Code, individuals include certain tax-exempt entities except that qualified domestic pension funds are not generally treated as individuals.

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If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
In order to maintain our qualification as a REIT, our declaration of trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares or more than 9.8% in value of our outstanding capital stock. In this exhibit, the term “ownership limitation” is used to describe this provision of our declaration of trust.
Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:

•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code);

•	causes us to own, directly or constructively, 10% or more of the ownership interests in a tenant of our real property (within the meaning of Section 856(d)(2)(B) of the Code); or

•	otherwise results in our failure to qualify as a REIT.
Automatic Transfer of Shares to Trust. With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “shares-in-trust” and transferred automatically to a charitable trust. The transfer to the trust is effective as of the end of the business day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust must deliver those shares to us for registration in the name of the trust. We will designate a trustee who is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations named by us.
Any shares-in-trust remain issued and outstanding shares and are entitled to the same rights and privileges as all other shares of the same class or series. The trust receives all dividends and distributions on the shares-in-trust and holds such dividends and distributions in trust for the benefit of the beneficiary. The trustee votes all shares-in-trust. The trustee shall also designate a permitted transferee of the shares-in-trust. The permitted transferee must purchase the shares-in-trust for valuable consideration and acquire the shares-in-trust without resulting in the transfer being null and void.
The record holder with respect to shares-in-trust must pay the trust any dividends or distributions received by such record holder that are attributable to any shares-in-trust if the record date for those shares-in-trust was on or after the date that such shares became shares-in-trust. Upon sale or other disposition of the shares-in-trust to a permitted transferee, the record holder generally will receive from the trustee, the lesser of:

•	the price per share, if any, paid by the record holder for the shares; or

•	if no amount was paid for such shares (e.g., if such shares were received through a gift or devise),

•	the price per share equal to the market price (which is calculated as defined in our declaration of trust) on the date the shares were received, or

•	the price per share received by the trustee from the sale of such shares-in-trust.
Any amounts received by the trustee in excess of the amounts paid to the record owner will be distributed to the beneficiary. Unless sooner sold to a permitted transferee, upon our liquidation, dissolution or winding up, the record owner generally will receive from the trustee its share of the liquidation proceeds but in no case more than the price per share paid by the record owner or, in the case of a gift or devise, the market price per share on the date such shares were received by the trust.
The shares-in-trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that created the shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or the market price per share on the date that we, or our designee, accepts such offer. We may accept such offer until the trustee has sold the shares-in-trust as provided above.
Any person who acquires or attempts to acquire shares which would be null and void under the restrictions described above, or any person who owned common shares or preferred shares that were transferred to a trust, must both give us immediate written notice of such event and provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.
If a shareholder owns more than 5% of the outstanding common shares or preferred shares, then the shareholder must notify us of its share ownership by January 30 of each year.
The ownership limitation generally does not apply to the acquisition of shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees may exempt a person from the ownership limitation under certain circumstances and conditions. The restrictions on ownership and transfer described in this section of this exhibit will continue to apply until the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
The Board of Trustees has agreed to exempt from the ownership limitation BlackRock, Inc., or BlackRock, for itself, its subsidiaries and on behalf of investment funds and accounts for whom BlackRock acts as manager or investment advisor with respect to ownership of our equity shares. The Board of Trustees approved an exemption for BlackRock which permits BlackRock and its subsidiaries and investment funds and accounts combined, to the extent they comprise a group under SEC rules, to own up to 15.0% of our outstanding equity or common shares. BlackRock and each of its subsidiaries and investment funds and accounts will remain individually subject to the ownership limitation. The exemption will terminate upon at least 30 days notice given by us.
The Board of Trustees has also agreed to exempt from the ownership limitation Cohen & Steers Capital Management, Inc., or Cohen & Steers, for itself, its affiliates and on behalf of the mutual funds and institutional investor client accounts it advises with respect to ownership of our common shares. The Board of Trustees approved an exemption for Cohen & Steers which permits Cohen & Steers and its affiliates and mutual funds and investor client accounts, combined, to own up to 15.0% of our outstanding common shares. The exemption will expire upon prior notice given by us to Cohen & Steers in the event its mutual funds and investor client accounts no longer own at least 7.0% of our common shares for 180 days in any calendar year.
The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for the common shares or preferred shares or otherwise be in the best interest of our shareholders. All certificates representing shares will bear a legend referring to the restrictions described above.
Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws
The following provisions, together with the ability of the Board of Trustees to increase the number of authorized shares, in the aggregate or by class, and to issue preferred shares without further shareholder action, the transfer restrictions described under “Restrictions on Ownership and Transfer” and the supermajority voting rights described under “Common Shares - Voting Rights,” may delay or frustrate the removal of incumbent trustees or the completion of transactions that would be beneficial, in the short term, to our shareholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events would offer our shareholders a premium price on their securities or otherwise be favorable to the interests of our shareholders.
Business Combinations. Applicable Maryland law, as set forth in the Maryland General Corporation Law, limits our ability to enter into “business combinations” and other corporate transactions, including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested shareholder” (as defined below) or an affiliate of an “interested shareholder.” An interested shareholder is:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting shares; or

•
any of our affiliates that beneficially owned, directly or indirectly, 10% or more of the voting power of our outstanding voting shares at any time within two years immediately prior to the applicable date in question.

We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving us that are exempted by the Board of Trustees before the interested shareholder becomes an interested shareholder.

We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:

•	recommended by our Board of Trustees; and

•	approved by at least,
•80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested shareholder or any of its affiliates.
Shareholder approval will not be required if our common shareholders receive a minimum price (as defined in the statute) for their shares and our shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.
Control Share Acquisitions. Our bylaws exempt acquisitions of our shares of beneficial interest by any person from “control share acquisition” requirements discussed below. With the approval of our Board of Trustees, and of shareholders holding at least a majority of shares outstanding and entitled to vote on the matter, however, we could modify or eliminate the exemption in the future. If the exemption were eliminated, “control share acquisitions” would be subject to the following provisions.
The Maryland General Corporation Law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer and by the officers and trustees who are employees of the Maryland REIT) approve their voting rights.
“Control Shares” are shares that, if added to all other shares previously acquired, would entitle that person to exercise voting power, in electing trustees, within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Trustees to call a special meeting of shareholders to consider the voting rights of the control shares. We could also present the question at any shareholders’ meeting on our own.
If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders’ meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.
Duties of Trustees. Under Maryland law, there is a presumption that the act of a trustee satisfies the required standard of care. An act of a trustee relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a trustee.
Number of Trustees. The number of trustees may be increased or decreased pursuant to the bylaws, provided that the total number of trustees may not be less than five or more than 10. Under Maryland law and our declaration of trust, trustees are elected for one-year terms.
Removal of Trustees. Under the declaration of trust, and subject to the rights of any holders of preferred shares, our trustees may remove a trustee with cause, as defined in our declaration of trust, by the vote of all the other trustees or the shareholders may remove a trustee, with or without cause, at any meeting of shareholders called for that purpose, either by:

•
the affirmative vote of the holders of two-thirds of the number of shares outstanding and entitled to vote on that matter if the removal is approved or recommended by a vote of at least two-thirds of the Board of Trustees; or

•
the affirmative vote of the holders of not less than 80% of the number of shares then outstanding and entitled to vote on that matter if the removal is not approved or recommended by a vote of at least two-thirds of the Board of Trustees.

Vacancies on the Board of Trustees. The bylaws provide that, subject to the rights of any holders of preferred shares, any vacancy on the Board of Trustees, including a vacancy created by an increase in the number of trustees, may be filled by vote of a majority of the remaining trustees, or, if the trustees fail to act, at a meeting called for that purpose by the vote of a majority of the shares entitled to vote on the matter. Each trustee so elected shall serve for the unexpired term of the trustee he or she is replacing.
Meetings of Shareholders. Our bylaws provide for an annual meeting of shareholders, to be held in May after delivery of the annual report to shareholders, to elect individuals to the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by our Chairman of the Board of Trustees, Chief Executive Officer, President or by one-third of the Board of Trustees, and shall be called at the request in writing of the holders of 25% of all votes entitled to be cast at the meeting.
Our declaration of trust provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, if a majority of shares entitled to vote on the matter (or such larger proportion as shall be required to take the action) consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.
Advance Notice for Shareholder Nominations and Shareholder New Business Proposals. Our bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders. For an annual meeting, to nominate a trustee or bring other business before a meeting of shareholders, a shareholder must deliver notice to our Secretary not later than the close of business on the 120th day prior to the first anniversary of the date of the proxy statement relating to the preceding year’s annual meeting. If the date of the annual meeting is changed by more than 30 days from the date of the preceding year’s meeting or if we did not hold an annual meeting the preceding year, notice must be delivered within a reasonable time before we begin to print and mail our proxy materials.
For a special meeting, to nominate a trustee, a shareholder must deliver notice to our Secretary not earlier that the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the date on which public announcement is first made of the special meeting. Nominations for elections to the Board of Trustees may be made at a special meeting by shareholders of record both at the time of giving of notice of the special meeting and at the time of the special meeting and who are entitled to vote at the special meeting and who complied with the notice procedures in our bylaws only (a) pursuant to the notice of special meeting, (b) by or at the direction of the Board of Trustees or (c) if the Board of Trustees has determined that trustees shall be elected at the special meeting.
The postponement or adjournment of an annual or special meeting to a later date or time shall not commence any new time periods for the giving of notice as described above. Our bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business proposals.
Shareholder Liability and Indemnification. Under Maryland law, holders of our shares of beneficial interest will not be personally liable for any obligation of ours solely because they are a shareholder. Under our declaration of trust, our shareholders are not liable for our debts or obligations by reason of being a shareholder and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder. Under our bylaws, our shareholders shall have similar indemnification and expense advancement rights as our trustees and officers.
In some jurisdictions other than Maryland, however, with respect to tort claims, contractual claims where shareholder liability is not negated by the express terms of the contract, claims for taxes and certain statutory liabilities, our shareholders may be personally liable to the extent that those claims are not satisfied by us. In addition, common law theories of “piercing the corporate veil” may be used to impose liability on shareholders in certain instances.
Limitation of Liability of Trustees and Officers. Our declaration of trust, to the maximum extent permitted under Maryland law in effect from time to time with respect to liability of trustees and officers of a REIT, provides that no trustee or officer of ours shall be liable to us or to any shareholder for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of trustees or officers for money damages except to the extent:

•	it is proved that the trustee or officer actually received an improper benefit or profit in money, property or services; or

•
a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was material to the cause of action adjudicated and was the result of active and deliberate dishonesty.

Our declaration of trust provides that neither amendment nor repeal or any provision of our declaration of trust, nor adoption of any other provision, shall apply to or affect in any respect the applicability of such limitation of liability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Indemnification of Directors and Officers. Our declaration of trust permits us to indemnify and advance expenses to, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer of ours or to any individual who, while a trustee of ours, serves or has served as a director, officer, partner, trustee, employee or agent of another REIT, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise, in connection with any claim or liability to which such person may become subject or which such person may incur by reason of such status.
Our bylaws require us to indemnify: (a) any trustee, officer or former trustee or officer, including any individual who, while a trustee or officer at our express request, serves or served for another REIT, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such entity, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by him or her in connection with the proceeding; and (b) any trustee or officer or any former trustee or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that: (i) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberative dishonesty; (ii) he or she actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. In addition, our bylaws require us, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse expenses incurred by a trustee, officer or former trustee or officer made a party to a proceeding by reason of such status, provided that we have received from any such trustee or officer an affirmation and written undertaking as required by our bylaws. Our bylaws provide that neither amendment nor repeal or any provision of our bylaws, nor adoption of any other provision, shall apply to or affect in any respect the applicability of such indemnification and expense advancement rights with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.